Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements: 1996 Stock Option Plan (File #333-24857), 1998 Stock Option Plan (File #333-81259), 2000 Employee Stock Option Plan (File #333-62026), the 2000-B Employee Stock Option Plan (File #333-62028) and the EDAC Technologies Corporation 2008 Equity Incentive Plan (File #333-152721) on Form S-8 of our report dated March 11, 2011, relating to the consolidated financial statements of EDAC Technologies Corporation and subsidiaries as of and for the year ended January 1, 2011.

/s/ CCR LLP
Glastonbury, Connecticut
March 11, 2011